December 8, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

File Number 0-50441

Dear Sirs/Madams:

We have read the statements of China Digital Animation Development, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated December 7, 2010 and agree with such statements as they pertain to our firm.

Yours,

/s/ P.C. Liu, CPA, P.C.

P.C. Liu, CPA, P.C.